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                                                                      Exhibit 24


                                October 3, 2001


The Special Committee of the Board of Directors
Zengine, Inc.
901 Parker Street
Berkeley, CA  94710

Lady and Gentlemen:

     You have requested our opinion as to the fairness, from a financial point of view, to the stockholders of Zengine, Inc. ("Zengine"), other than MCSi, Inc. ("MCSi"; and such stockholders other than MCSi being collectively referred to as the "Unaffiliated Stockholders") of the consideration to be paid to the Unaffiliated Stockholders by MCSi pursuant to the exchange offer and merger contemplated by the proposed Agreement and Plan of Reorganization (the "Reorganization Agreement"), by and between MCSi and Zengine. Capitalized terms used herein, if not otherwise defined herein, shall have the respective meanings set forth in the Reorganization Agreement. For purposes of this opinion, we have assumed that the draft of the Reorganization Agreement, dated September 26, 2001 and in the form provided to us, will not vary in any respect material to our opinion from the Reorganization Agreement to be signed by the parties thereto.

     Pursuant to the Reorganization Agreement, and subject to the terms and conditions set forth therein, MCSi will promptly commence a tender offer (the "Offer") for all of Zengine's issued and outstanding shares of Common Stock, $.01 par value (the "Zengine Common Stock"), other than shares of Zengine Common Stock owned by MCSi. Under the terms of the Offer, MCSi will offer to exchange shares of MCSi Common Stock, no par value (the "MCSi Common Stock") for shares of Zengine Common Stock at the rate of 0.2259 shares of MCSi Common Stock for each share of Zengine Common Stock (the "Exchange Ratio"). Upon completion of the Offer, and subject to the terms and conditions set forth in the Reorganization Agreement, Zengine will be merged with and into MCSi (the "Merger"), Zengine's separate corporate existence will cease, and each issued and outstanding share of Zengine Common Stock (except shares owned by MCSi) will be converted into shares of MCSi Common Stock at the same Exchange Ratio established in connection with the Offer.

     In conducting our analysis and arriving at our opinion, we have reviewed the financial terms of the Offer and the Merger as set forth in the Reorganization Agreement and such financial and other information as we deemed appropriate including, among other things: (i) the draft of the Reorganization Agreement and drafts of the related exhibits, schedules, and annexes thereto;
(ii) the historical and current financial position and results of operations of Zengine and MCSi; (iii) certain internal financial analyses and forecasts of Zengine for the fiscal year ending September 30, 2001 and for the calendar quarter ending December 31, 2001, prepared by Zengine's senior management; (iv) certain internal financial analyses and forcasts of MCSi for
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The Special Committee
October 3, 2001
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the calendar years beginning January 1, 2001 and ending December 31, 2003, prepared by MCSi's senior management; (v) certain financial and securities trading data of certain other companies, the securities of which are publicly traded and that we believed to be comparable to Zengine or MCSi or relevant to the transaction; (vi) prices paid in certain other acquisitions and transactions that we believed to be relevant; (vii) reported price and trading activity for Zengine Common Stock and MCSi Common Stock; and (viii) such other financial studies, analyses, and investigations as we deemed appropriate for purposes of our opinion. We also have held discussions with members of the senior managements of Zengine and MCSi regarding the strategic rationale for, and the potential benefits of, the combination of Zengine and MCSi, and the past and current business operations, financial condition, and future prospects of Zengine and MCSi, respectively.

     In rendering our opinion, we have taken into account our assessment of general economic, market, and financial and other conditions and our experience in other transactions, as well as our experience in securities valuation and our knowledge of the industries in which Zengine and MCSi operate generally. Our opinion is necessarily based upon the information made available to us and conditions as they currently exist and can be evaluated as of the date hereof.

     We have relied upon the accuracy and completeness of all of the financial and other information reviewed by us for purposes of our opinion and have not assumed any responsibility for, nor undertaken an independent verification of, such information. With respect to Zengine's and MCSi's internal operating data and financial analyses and forecasts supplied to us, we have assumed that such data, analyses, and forecasts were reasonably prepared on bases reflecting the best currently available estimates and judgments of Zengine's and MCSi's senior managements as to the recent and likely future performance of Zengine and MCSi, respectively. Accordingly, we express no opinion with respect to such analyses or forecasts or the assumptions on which they are based. Furthermore, our opinion is based on the assumption that the exchange of Zengine shares pursuant to the Offer and the Merger will be on a tax-free basis under the Internal Revenue Code of 1986, as amended.

     Our opinion does not address the relative merits of the Offer and the Merger as compared to any alternative business strategies that might exist for Zengine or the effect of any other transactions in which Zengine might engage. We have not made an independent evaluation or appraisal of the assets and liabilities of Zengine, MCSi, or any of their respective subsidiaries or affiliates and have not been furnished with any such evaluation or appraisal. In arriving at our opinion, we were not authorized to solicit, and did not solicit, interest from any party with respect to the acquisition of Zengine.

     McDonald Investments Inc., as part of its investment banking business, engages in the valuation of businesses and securities in connection with mergers and acquisitions, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements, and valuations for estate, corporate, and other purposes. McDonald Investments has acted as financial advisor to the Special Committee of the Board of Directors of Zengine in connection
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The Special Committee
October 3, 2001
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with the proposed Offer and Merger and has received a fee for such services. We will also receive a fee in connection with the delivery of this opinion. In the ordinary course of our business, we may hold or actively trade Zengine Common Stock and MCSi Common Stock for our own account and for the accounts of our customers and, accordingly, may at any time hold a long or short position in such securities.

     Zengine is entitled to reproduce this opinion, in whole but not in part, in any registration statement or other similar disclosure document; provided, however, that any excerpt from or reference to this opinion (including any summary thereof) in such document must be approved by us in advance. Notwithstanding the foregoing, this opinion does not constitute a recommendation to any stockholder of Zengine to tender shares in the Offer or to vote in favor of the Merger. Furthermore, we are not expressing any opinion as to the price at which Zengine Common Stock or MCSi Common Stock will trade subsequent to the announcement of the Offer.

     It should be noted that this opinion is based on economic and market conditions and other circumstances existing on, and information made available as of, the date hereof and does not address any matters subsequent to such date. In addition, our opinion is, in any event, limited to the fairness, as of the date hereof, from a financial point of view, to the Unaffiliated Stockholders of the Exchange Ratio and does not address Zengine's underlying business decision to effect the transactions contemplated by the Reorganization Agreement or any other terms thereof. It should be noted that, although subsequent developments may affect this opinion, we do not have any obligation to update, revise, or reaffirm our opinion.

     We were engaged by the Special Committee of Zengine to render this opinion in connection with the Special Committee's discharge of its fiduciary obligations. We have advised the Special Committee that we do not believe that any person (including a stockholder of the Company) other than the Special Committee and the other directors has the legal right to rely on this opinion for any claim arising under state law and that, should any such claim be brought against us, this assertion will be raised as a defense. In the absence of governing authority, this assertion will be resolved by the final adjudication of such issue by a court of competent jurisdiction. Resolution of this matter under state law, however, will have no effect on the rights and responsibilities of any person under the federal securities laws or on the rights and responsibilities of Zengine's Board of Directors under applicable law.


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The Special Committee
October 3, 2001
Page 4


Based upon and subject to the foregoing, and based upon such other matters as we consider relevant, it is our opinion that, as of the date hereof and based on conditions as they currently exist, the Exchange Ratio is fair to the Unaffiliated Stockholders from a financial point of view.

                                         Very truly yours,

                                         MCDONALD INVESTMENTS INC.

                                         By: J. Gentry Barden
                                            ------------------------------
                                             J. Gentry Barden
                                             Managing Director